EXHIBIT 10.26

NATIONAL MENTOR HOLDINGS, LLC EXECUTIVE DEFERRED COMPENSATION PLAN Effective as of January 1, 2014 EXHIBIT A (Schedule of Participants)	EXHIBIT A

Level	Contribution rate, as percentage of annual base compensation (not including bonus)	Name
Executive Chair	13%	Edward M. Murphy

Chief Executive Officer and President	13%	Bruce F. Nardella

Chief Financial Officer	11%	Denis M. Holler

All other Executive Officers (as defined in SEC regulations)	9%	Jeffrey M. Cohen (effective November 9, 2011) Linda DeRenzo Kathleen P. Federico Robert M. Melia David M. Petersen Dwight D. Robson (effective March 4, 2011)

Former Chairman of the Board of Directors Former Senior Vice President	*	Gregory T. Torres John J. Green

*	Mr. Torres and Mr. Green are not credited with contributions under the Plan but the amounts previously credited to their Accounts are eligible to earn a return under the Plan on the same basis as other Participants.